Exhibit 99.1

Media Contact:
Kendra Kimmons
Marketing & Communications
225-299-3720
kendra.kimmons@amedisys.com
David Castille
Investor Relations
225-299-3665
david.castille@amedisys.com

Amedisys Announces Definitive Agreement to Acquire Professional Profiles, Inc.

Deepens Strategic Commitment to Personal Care, Extends Care for Patients in the Home

BATON ROUGE, La., August 1, 2016 — Amedisys, Inc. (NASDAQ:AMED), one of the nation’s leading home health care and hospice companies, today announced that it has signed a definitive agreement to acquire Professional Profiles, Inc., a personal care company with corporate headquarters in Danvers, Massachusetts. Under the terms of the agreement, Amedisys will acquire substantially all of the assets of Professional Profiles, Inc., for $4.4 million. The transaction is expected to close on September 1, 2016.

Professional Profiles, Inc., founded in 1988, provides non-medical services that range from personal care to personal shopping, heavy chores and major cleanouts. With 384 employees, the Company has branch offices in Brookline, Melrose and Lowell, and covers all of Eastern Massachusetts. It delivers care to approximately 1,000 clients per year and generates approximately $9.7 million in annualized revenues.

“This transaction solidifies our footprint in Massachusetts, building on our March acquisition of Associated Home Care, the leading personal care company in Greater Boston,” stated Amedisys President and Chief Executive Officer Paul Kusserow. “It also takes us yet another key step closer to achieving our long-term strategy in adding personal care to complement our home health and hospice businesses in Massachusetts.”

“We are thrilled to join the Amedisys family,” said Edward F. Kittredge, founder and president of Professional Profiles, Inc. “We’ll have the opportunity to tap into the clinical expertise and corporate infrastructure of a leading home healthcare provider and drive towards the vision of providing truly integrated at home care in Massachusetts.”

“The acquisition of another highly successful personal care company extends the continuum of care for patients in a region where Amedisys has already established a strong presence in home health and hospice,” said Mike Trigilio, President of Amedisys’ new Personal Care Division and executive leader of Associated Home Care. “Being able to care for a wider spectrum of clinical needs will bring extra value to our clients, their families and payers alike, as well as expanding the scope of our collective businesses.”

Amedisys will provide further detail during its second quarter 2016 earnings conference call.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

About Professional Profiles, Inc.:

Professional Profiles, Inc., was established in 1988 by Edward F. Kittredge as a full-service private home care agency in the Commonwealth of Massachusetts, providing non-medical personnel to elderly clients. Professional Profiles’ corporate headquarters is located in Danvers, Massachusetts, and also maintains three branch offices, located in Brookline, Lowell and Melrose MA. Professional Profiles covers a broad geographical service area and employs over 380 dedicated people. The company started as a family-owned private company providing private home care and consultation to a wide variety of health care clients. Professional Profiles is successful in its mission of offering a variety of services enabling clients to live an independent life-style in a safe and supportive setting in their own homes, and its reputation for quality service and commitment to client satisfaction is recognized throughout Eastern Massachusetts.

#     #     #